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                                                               Exhibit 10.5






February 22, 2002



Mr. Fred Corrado
189 Brewster Road
Wyckoff, NJ 07481

Dear Fred:

In consideration of the agreements reflected below and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Letter Agreement (the "Letter Agreement") will serve to amend the Employment Agreement entered into as of November 1, 2000, by and between yourself and The Great Atlantic & Pacific Tea Company, Inc. (the "Company"), as amended on May 30, 2001 (the "Agreement"). By executing this Letter Agreement, you resign your position as an officer of the Company effective as of February 23, 2002, resign as a member of the Company's Board of Directors on March 19, 2002, and retire from the Company on May 20, 2002 (the "Retirement Date"). The Company accepts such resignations as of the 23rd of this month and the 19th of next month, respectively, and further agrees to your retirement on the Retirement Date. You agree to provide transition services as the Company may request. The Company agrees that the provisions of Section 10 of the Agreement shall apply to your retirement.

Commencing May 21, 2002, per the terms of Section 10 of the Agreement, your 18 months of severance benefits pursuant to Section 10 shall commence (the "Severance Period"). In addition to and without in any way diminishing the benefits provided for in Section 10 of the Agreement, the Company agrees at its cost to provide you with executive medical coverage, as the same may be in effect for executives of the Company from time to time, until the third anniversary of the Retirement Date.

Lastly, the options granted to you on March 20, 2001, under the Company's 1998 Long Term Incentive and Share Award Plan, to purchase up to a total of 110,000 shares of the Company's $1.00 par value common stock, are hereby immediately vested and shall remain exercisable until the third anniversary of the Retirement Date. No other options that you have been granted pursuant to the Agreement or otherwise shall be affected by the foregoing change. Such options shall continue to be governed by their respective grant terms.

Except as amended by this Letter Agreement, the terms of the Agreement shall remain in full force and effect.

Sincerely,
The Great Atlantic & Pacific Tea Company, Inc.

By:      /s/Christian Haub
         -----------------
         Christian Haub
         Chairman, President & Chief Executive Officer

AGREED TO AND ACCEPTED BY:

         /s/Fred Corrado
         ----------------------
         Fred Corrado